UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 17, 2010

HECKMANN CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75080 Frank Sinatra Drive, Palm Desert, CA 92211

(Address of Principal Executive Offices) (Zip Code)

(760) 341-3606

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2010, the Nominating and Governance Committee of the Board of Directors selected Robert B. Simonds, Jr., as a nominee to the Board of Directors. Effective May 17, 2010, the Board of Directors unanimously confirmed the appointment of Mr. Simonds as a Class I director, and also appointed him to serve on the Audit Committee.

Mr. Simonds is a long time advocate for water rights and policy issues. His family owns and controls water rights in Arizona, and he is a former member of the board of directors of the Metropolitan Water District (MWD) of Southern California, the world’s largest water wholesaler, where he represented the city of Los Angeles from 2004 to 2006. Today, he is Chairman of MWD’s blue ribbon committee that makes recommendations for new business models and strategies to position Metropolitan to meet the region’s water-related needs for the future. Mr. Simonds is the Chairman of the Robert Simonds Company and a seasoned producer of over 30 major motion pictures that have generated in excess of $3.5 billion in worldwide revenue. Titles in his repertoire include Cheaper by the Dozen, Herbie: Fully Loaded, Just Married, The Wedding Singer, Happy Gilmore, Billy Madison, and The Pink Panther franchise. Mr. Simonds graduated summa cum laude from Yale University. He serves on the boards of the Yale School of Management and the California Chamber of Commerce as well as the advisory board for RAND Corporation’s Center for Global Risk and Security. He is a governor of the Natural History Museum of Los Angeles County.

On May 17, 2010, we issued a press release announcing Mr. Simonds’ appointment to the Board of Directors. A copy of this press release, including information concerning forward-looking statements and factors that may affect our future results, is attached as Exhibit 99.1. This press release is being furnished, not filed, under Item 2.02 in this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated May 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 17, 2010

HECKMANN CORPORATION

By:	/s/Donald G. Ezzell
Title:	Vice President & General Counsel